NEWS RELEASE
Five Below, Inc. Announces Third Quarter Fiscal 2022 Financial Results
Raises Fiscal 2022 Guidance
PHILADELPHIA, PA – (November 30, 2022) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the third quarter and for the year to date period ended October 29, 2022.

For the third quarter ended October 29, 2022:
•Net sales increased by 6.2% to $645.0 million from $607.6 million in the third quarter of fiscal 2021; comparable sales decreased by 2.7% versus the third quarter of fiscal 2021.
•The Company opened 40 new stores and ended the quarter with 1,292 stores in 42 states. This represents an increase in stores of 10.1% from the end of the third quarter of fiscal 2021.
•Operating income was $20.9 million compared to $42.4 million in the third quarter of fiscal 2021.
•The effective tax rate was 24.6% compared to 24.0% in the third quarter of fiscal 2021.
•Net income was $16.1 million compared to $24.2 million in the third quarter of fiscal 2021.
•Diluted income per common share was $0.29 compared to $0.43 in the third quarter of fiscal 2021.

Joel Anderson, President and CEO of Five Below, said, “We delivered third quarter results that were better than our guidance in spite of the difficult macro environment and challenging year-over-year comparison. Our performance was driven by ticket and transaction metrics that improved throughout the quarter, disciplined expense management and continued focus on our long-term Triple Double vision. During the quarter, we expanded our footprint to two new states, North and South Dakota, where we achieved two record Fall Grand Opening results. We also completed our 2022 Five Beyond growth initiative with approximately 250 stores converted to the new store format.”

Mr. Anderson continued, “We are continuing to play offense, and the progress we made across product, experience and supply chain will all drive our holiday execution. With the completion of our five-node distribution network, we are set up to deliver products to our growing store base even more efficiently. As we look ahead, we are focused more than ever on delivering an exciting holiday assortment of extreme value products that promise to Wow our customers while also providing a fun shopping experience.”

For the year to date period ended October 29, 2022:
•Net sales increased by 5.5% to $1,953.6 million from $1,852.0 million in the year to date period of fiscal 2021; comparable sales decreased by 4.1% versus the year to date period of fiscal 2021.
•The Company opened 102 new stores compared to 153 net new stores in the year to date period of fiscal 2021.
•Operating income was $119.3 million compared to $192.3 million in the year to date period of fiscal 2021.
•The effective tax rate was 24.6% compared to 22.8% in the year to date period of fiscal 2021.
•Net income was $90.2 million compared to $138.6 million in the year to date period of fiscal 2021.
•Diluted income per common share was $1.62 compared to $2.46 in the year to date period of fiscal 2021. The benefit from share-based accounting was approximately $0.03 in the year to date period of fiscal 2022 compared to $0.05 in the year to date period of fiscal 2021.
•The Company repurchased 247,132 shares in the year to date period of fiscal 2022 at a cost of approximately $40.0 million.

Fourth Quarter and Fiscal 2022 Outlook:
The Company expects the following results for the fourth quarter and full year fiscal 2022:

For the fourth quarter of Fiscal 2022:
•Net sales are expected to be in the range of $1,085 million to $1,110 million based on opening approximately 48 new stores and assuming an approximate 1% decrease to 1% increase in comparable sales.
•Net income is expected to be in the range of $164 million to $173 million.
•Diluted income per common share is expected to be in the range of $2.93 to $3.09 on approximately 55.8 million diluted weighted average shares outstanding.

For the full year of Fiscal 2022:
•Net sales are expected to be in the range of $3,038 million to $3,063 million based on opening approximately 150 new stores and assuming an approximate 2% to 3% decrease in comparable sales.
•Net income is expected to be in the range of $254 million to $263 million.
•Diluted income per common share is expected to be in the range of $4.55 to $4.71 on approximately 55.8 million diluted weighted average shares outstanding.
•Gross capital expenditures are expected to be approximately $235 million in fiscal 2022.

Conference Call Information:
A conference call to discuss the financial results for the third quarter and year to date period of fiscal 2022 is scheduled for today, November 30, 2022, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 412-902-6753 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 412-317-0088. The pin number to access the telephone replay is 9514638. The replay will be available for approximately two weeks after the call.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, store count potential and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks and uncertainties associated with the COVID-19 pandemic (including closures of our stores, adverse impacts on our sales and operations, future impairment charges and the risk of global recession, and the impact of government regulation), risks related to disruption to the global supply chain, risks related to the Company's strategy and expansion plans, risks related to disruptions in our information technology systems and our ability to maintain and upgrade those systems, risks related to the inability to successfully implement our online retail operations, risks related to cyberattacks or other cyber incidents, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, pandemic outbreaks (in addition to COVID-19), global political events, war, terrorism or civil unrest (including any resulting store closures, damage, or loss of inventory), risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers and increasing our costs, including, among others, the direct and indirect impact of current and potential tariffs imposed and proposed by the United States on foreign imports, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We believe life is better when customers are free to "let go & have fun" in an amazing experience filled with unlimited possibilities. With most items priced between $1 and $5, and some extreme value items priced beyond $5 in our incredible Five Beyond offering, Five Below makes it easy to say YES! to the newest, coolest stuff across eight awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and New & Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 1,300 stores in 42 states. For more information, please visit www.fivebelow.com or find Five Below on Instagram, TikTok, Twitter and Facebook @FiveBelow.

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations & Treasury
215-207-2658
Christiane.Pelz@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	October 29, 2022	January 29, 2022	October 30, 2021
Assets
Current assets:
Cash and cash equivalents	$44,229	$64,973	$86,753
Short-term investment securities	72,722	277,141	224,563
Inventories	701,561	455,104	521,107
Prepaid income taxes and tax receivable	25,389	11,325	24,013
Prepaid expenses and other current assets	113,147	96,196	77,480
Total current assets	957,048	904,739	933,916
Property and equipment, net	880,469	777,497	728,319
Operating lease assets	1,312,437	1,151,395	1,151,632
Long-term investment securities	—	37,717	—
Other assets	13,761	9,112	9,585
	$3,163,715	$2,880,460	$2,823,452

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	279,836	196,461	253,817
Income taxes payable	—	28,096	811
Accrued salaries and wages	14,140	53,539	28,697
Other accrued expenses	152,260	145,268	167,468
Operating lease liabilities	193,614	163,537	162,809
Total current liabilities	639,850	586,901	613,602
Other long-term liabilities	4,307	1,663	1,536
Long-term operating lease liabilities	1,293,692	1,135,456	1,137,658
Deferred income taxes	41,378	36,156	37,407
Total liabilities	1,979,227	1,760,176	1,790,203
Shareholders’ equity:
Common stock	555	556	560
Additional paid-in capital	254,663	280,666	333,823
Retained earnings	929,270	839,062	698,866
Total shareholders’ equity	1,184,488	1,120,284	1,033,249
	$3,163,715	$2,880,460	$2,823,452

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net sales	$645,034	$607,645	$1,953,557	$1,852,022
Cost of goods sold	437,226	405,283	1,310,463	1,218,472
Gross profit	207,808	202,362	643,094	633,550
Selling, general and administrative expenses	186,874	159,913	523,820	441,246
Operating income	20,934	42,449	119,274	192,304
Interest income (expense) and other income (expense), net	483	(10,624)	341	(12,672)
Income before income taxes	21,417	31,825	119,615	179,632
Income tax expense	5,271	7,648	29,407	41,018
Net income	$16,146	$24,177	$90,208	$138,614
Basic income per common share	$0.29	$0.43	$1.62	$2.48
Diluted income per common share	$0.29	$0.43	$1.62	$2.46
Weighted average shares outstanding:
Basic shares	55,509,525	56,023,961	55,551,382	56,001,437
Diluted shares	55,683,609	56,340,635	55,720,792	56,305,456

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Thirty-Nine Weeks Ended
	October 29, 2022	October 30, 2021
Operating activities:
Net income	$90,208	$138,614
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	76,698	62,598
Share-based compensation expense	18,117	19,154
Deferred income tax expense	5,222	8,496
Other non-cash expenses	364	530
Changes in operating assets and liabilities:
Inventories	(246,457)	(239,840)
Prepaid income taxes and tax receivable	(14,064)	(17,663)
Prepaid expenses and other assets	(21,787)	(7,868)
Accounts payable	79,046	115,589
Income taxes payable	(28,096)	(1,214)
Accrued salaries and wages	(39,399)	(14,748)
Operating leases	27,271	14,368
Other accrued expenses	7,895	46,649
Net cash (used in) provided by operating activities	(44,982)	124,665
Investing activities:
Purchases of investment securities and other investments	(31,815)	(285,429)
Sales, maturities, and redemptions of investment securities	273,951	198,295
Capital expenditures	(173,589)	(213,215)
Net cash provided by (used in) investing activities	68,547	(300,349)
Financing activities:
Cash paid for Revolving Credit Facility financing costs	(248)	—
Net proceeds from issuance of common stock	464	443
Repurchase and retirement of common stock	(40,007)	—
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	111	368
Common shares withheld for taxes	(4,629)	(7,157)
Net cash used in financing activities	(44,309)	(6,346)
Net decrease in cash and cash equivalents	(20,744)	(182,030)
Cash and cash equivalents at beginning of period	64,973	268,783
Cash and cash equivalents at end of period	$44,229	$86,753